Exhibit 99.1

Conference call:	Today, August 10, 2009 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2921 or 415-226-5360

Wave Q2 Revenues Rose 142% to $4.8 Million and its
Q2 Net Loss Declined to $344,000 from a Net Loss of $5.6 Million

- Wave Achieves Positive Q2 ’09 EBITDAS of $144,000 —

Lee, MA — August 10, 2009 -Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the second quarter (Q2) ended June 30, 2009 and reviewed recent corporate progress and developments.

Principally reflecting higher bundled software royalties, services revenue related to a U.S. government contract that was largely completed during the period and increased software upgrade sales, Wave’s Q2 2009 net revenues rose 142% to $4.8 million, compared with Q2 2008 net revenues of $2.0 million and Q1 2009 net revenues of $4.0 million.  Total billings for Q2 2009 grew 107% to $4.6 million, compared to Q2 2008 total billings of $2.2 million (a reconciliation of total billings to total net revenues is included in the financial tables below).

As a result of ongoing overhead and cost management efforts, Q2 2009 selling, general and administrative expense declined 30.5% to $2.9 million as compared to $4.2 million in Q2 2008, and declined 12.7% versus the Q1 2009 level.  Wave also reduced its research and development expenses by 42.7% to $1.8 million in Q2 2009 as compared to $3.1 million in Q2 2008 and in-line with the level in Q1 2009.

Wave’s Q2 2009 net loss declined to $0.3 million, or $0.01 per basic and diluted share, compared with a Q2 2008 net loss of $5.6 million, or $0.10 per basic and diluted share, and Wave’s Q1 2009 net loss of $1.5 million, or $0.02 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the second quarters of 2009 and 2008 of 66.4 million and 53.9 million, respectively, and 61.9 million in the first quarter of 2009.

To highlight the company’s operational performance on a cash flow basis, for Q2 2009 Wave is reporting EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense.  For Q2 2009 Wave had positive EBITDAS of approximately $144,000 as compared to negative EBITDAS of approximately $5.0 million in Q2 2008.  The Q2 2009 performance represents Wave’s first-ever positive EBITDAS.  A reconciliation of net income to EBITDAS is included in the financial tables below.

As of June 30, 2009, Wave had total current assets of $2.4 million which does not reflect the net proceeds of approximately $4.2 million from two equity financings completed in July 2009.  Wave’s deferred revenue was $1.2 million at June 30, as compared with $1.5 million at the end of Q1 ‘09.

Steven Sprague, president and CEO of Wave Systems, commented, “We are pleased to report top- and bottom-line progress for the second quarter which has yielded our first-ever quarter of positive EBITDAS.  Our total net revenue through the first six months of 2009 has exceeded total net revenue for all of last year.  We have also posted the third consecutive quarter of reduced overhead levels, highlighting our continuing focus on cost management.  Notwithstanding these positive developments, Wave continued to feel the effects of the economic down-turn, as have many other technology companies.  On the software upgrade sales front, though we made progress in the second quarter, enterprise upgrade sales in Q2 grew at a much slower rate than we would have liked.

“Nonetheless, we are encouraged by customer interest in enterprise upgrades, though many prospective customers have slashed their IT spending or put a temporary moratorium on new orders.  Though still at modest volume levels, we continued to see growth in enterprise adoption of self-encrypting drives and EMBASSY® Remote Administration Server enterprise seats during the second quarter.”

“There have been a number of positive developments on the partner and industry front,” Sprague continued.  “Last month, Dell began shipping the new self-encrypting, solid-state drives (SSD) from Samsung.  A number of our customers have expressed interest in evaluating Samsung’s SSDs, which we believe offer superior performance and security features.  Our partners have also helped in promoting self-encrypting drives, biometrics, human interface devices (HID) and Trusted Platform Modules (TPM). We continue to focus our efforts on supporting our partners’ platforms and working to offer world-class security at an attractive price.  One particular benefit of our partner relationships is that our security solutions can be installed and configured at the factory, substantially simplifying their deployment for large or small enterprises.

“In another significant development, for the first time ever, the U.S. Army listed self-encrypting drives on its consolidated buy program for orders of desktop and notebook computers.  Self-encrypting drives and TPMs are important tools that can enable the government to secure its vast network of computers and sensitive data.  Accordingly, we view the DoD and the federal government as very important customers, and are continuing to pursue opportunities in this arena, as well as other vertical markets.”

Summary of Recent Progress/Developments:

•                  In May, the U.S. Army’s CHESS (Computer Hardware Enterprise Software and Solutions) organization listed self-encrypting hard drives (SED) from Seagate and Samsung, along with Wave management software, through the consolidated buy (9) period from June through September.  This is the first time SEDs were included as an option in the Army’s consolidated buy.

•                  Dell begins shipping self-encrypting solid-state drives from Samsung bundled with Wave management software in July.  Additionally, Dell and Samsung participated with Wave in a webinar for industry media and technology analysts which providing background on solid state SEDs.

•                  Wave’s eSignSystems division was named to Mortgage Technology magazine’s elite “Top 50 Service Providers” list, recognizing eSign for its contributions to the burgeoning electronic mortgage space.

•                  Admiral Bobby R. Inman, USN (Ret.) Appointed as Advisor to Wave’s Board. In May, Admiral Inman assumed the title of Advisory Director and will advise the company on its strategy and business development efforts in the government, military, technology and energy markets.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the TCG’s “Opal” self-encrypting drive standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than many existing software-based encryption solutions.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net revenues:
Licensing	$4,424,492	$1,946,100	$8,155,388	$3,621,605
Services	373,148	39,193	676,433	62,767
Total net revenues	4,797,640	1,985,293	8,831,821	3,684,372

Operating expenses:
Licensing — cost of sales	184,729	209,707	350,401	368,868
Services — cost of sales	202,441	29,869	384,829	48,183
Selling, general, and administrative	2,948,138	4,243,656	6,326,659	8,540,746
Research and development	1,800,962	3,145,326	3,626,086	6,398,805
Total operating expenses	5,136,270	7,628,558	10,687,975	15,356,602
Operating loss	(338,630)	(5,643,265)	(1,856,154)	(11,672,230)

Other income (expense):
Interest income	375	3,370	484	22,287
Interest expense	(5,497)	—	(11,314)	—
Total other income (expense)	(5,122)	3,370	(10,830)	22,287

Net loss	$(343,752)	$(5,639,895)	$(1,866,984)	$(11,649,943)

Loss per common share — basic and diluted	$(0.01)	$(0.10)	$(0.03)	$(0.22)

Weighted average number of common shares outstanding during the period	66,375,990	53,949,513	64,134,741	52,424,014

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Total net revenues	$4,797,640	$1,985,293	$8,831,821	$3,684,372
Increase (decrease) in deferred revenue	(202,952)	232,707	(234,501)	299,614

Total billings (Non-GAAP)	$4,594,688	$2,218,000	$8,597,320	$3,983,986

Net loss as reported	$(343,752)	$(5,639,895)	$(1,866,984)	$(11,649,943)
Interest (income) expense	5,122	(3,370)	10,830	(22,287)
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization	63,072	88,222	125,563	174,038
Stock-based compensation expense	419,385	588,450	841,424	1,205,239

EBITDAS (Non-GAAP)	$143,827	$(4,966,593)	$(889,167)	$(10,292,953)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in demand for our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$506,460	$951,563
Accounts receivable, net of allowance for doubtful accounts of $16,364 June 30, 2009 and December 31, 2008	1,638,697	1,701,829
Prepaid expenses	278,688	227,967
Total current assets	2,423,845	2,881,359
Property and equipment, net	303,217	408,440
Other assets	129,639	139,975
Total Assets	2,856,701	3,429,774

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	7,016,773	7,655,834
Current portion of capital lease payable	60,445	63,537
Deferred revenue	1,249,543	1,484,044
Total current liabilities	8,326,761	9,203,415
Long-term portion of capital lease payable	215,024	245,362
Total liabilities	8,541,785	9,448,777

Stockholders’ Equity (Deficit):
8% Series I Convertible Preferred stock, $.01 par value. 220 shares issued and outstanding (liquidation preference of $968,000) in 2009 and 2008	2	2
Series J Convertible Preferred stock, $.01 par value. 91 shares issued and -0- outstanding (liquidation preference of $-0-) in 2009 and 91 shares issued and outstanding (liquidation preference of $364,000) in 2008	—	1
8% Series K Convertible Preferred stock, $.01 par value. 456 shares issued and -0- outstanding (liquidation preference of $-0-) in 2009 and 456 shares issued and outstanding (liquidation preference of $1,276,800) in 2008	—	5
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 67,379,602 shares issued and outstanding in 2009 and 58,877,968 in 2008	673,796	588,780
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2009 and 2008	382	382
Capital in excess of par value	340,197,584	338,081,691
Accumulated deficit	(346,556,848)	(344,689,864)
Total Stockholders’ Equity (Deficit)	(5,685,084)	(6,019,003)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,856,701	$3,429,774

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